GATHERING SERVICES AGREEMENT

BETWEEN

TOP GATHERING, LLC

 (GATHERER)

AND

UNITED ENERGY TRADING, LLC

(SHIPPER)

GATHERING SERVICES AGREEMENT

This Gathering Services Agreement ("Agreement") is entered into and made this 18th day of July 2002, by and between United Energy Trading LLC, a North Dakota limited liability company ("Shipper"), and TOP Gas Gathering, LLC, a Colorado limited liability company, ("Gatherer").

RECITALS

WHEREAS, Shipper has available a supply of natural gas for which it desires to have Gathering Services performed; and

WHEREAS, Gatherer desires to perform such Gathering Services for Shipper in the manner provided for herein;

NOW, THEREFORE, in consideration of the representations, covenants, and conditions herein contained, Gatherer and Shipper hereby agree as follows:

ARTICLE

REPRESENTATIONS, WARRANTIES AND COMMITMENT

Section 1.1

Shipper’s Representations and Warranties.  Shipper represents and warrants that it holds title to all Gas delivered to Gatherer hereunder, that it has not been dedicated or committed to interstate commerce, and that all such Gas shall meet the quality and other specifications as set forth herein. Shipper shall indemnify, defend and hold harmless Gatherer from any and all loss, cost, expense and claims arising from or out of a breach of the representations and warranties herein.

Section 2.

ARTICLE
GATHERING AND REDELIVERY

Section 2.1

Gathering and Transportation Services.  In accordance with the terms and subject to the requirements of this Agreement, Gatherer, or Gatherer's designee, shall perform Gathering Services for Shipper's Daily Deliverability of Gas up to a maximum volume of five (5) MMcf per day and in that regard agrees to gather Shipper’s Gas from the Receipt Point to the Delivery Point(s) in accordance with the terms hereof.  Gatherer shall deliver Shipper’s Gas gathered hereunder through Crestone Energy Ventures’ capacity on Fort Union.  If Gatherer is unable for any reason to perform Gathering Services for the entire quantity of Shipper's Daily Deliverability of Gas, then such excess quantities of Gas shall be released from commitment hereunder until Gatherer is able to provide Gathering Services for such Gas.

During the first year of this gas gathering and transportation agreement, in the event that other producers or shippers with committed gas in this gathering facility are unable to utilize their “daily maximum contracted throughput volume” at their specific receipt point, “shipper” shall have first right to increase its throughput volume up to the amount of the underutilized capacity.

If the gas available from all shippers and producers in the gathering facility exceeds the capacity of the facility, the gatherer shall be obligated to receive gas ratably from all producers and shippers.

If the shipper has excess gas at the receipt point, shipper may request the gatherer, in writing, to take additional gas.  If space is available, gatherer must take the gas.  If space is not available, shipper may request in writing, the expansion of the facilities to accommodate the excess gas.  TOP Gathering will have 30 days after receipt of the request to assess the economic viability of the expansion and at its sole elect to proceed forward with that expansion.

Section 2.2

Receipt Points.  The points at which Shipper shall deliver Gas to Gatherer ("Receipt Points") are as specified in Exhibit A attached hereto.

Section 2.3

 Delivery Points.  The points at which Gatherer shall redeliver Gas to Shipper ("Delivery Points") are as specified in Exhibit B attached hereto.

Section 2.4

Interruptible Service.  The Gathering Services under this Agreement are provided on a fully interruptible basis by Gatherer.  Gatherer does not have first priority on capacity through Crestone Energy Ventures’ Wild Horse Interconnect.  Crestone Energy Ventures may establish priorities and curtailment schedules from time to time in their discretion.  If Gatherer finds it necessary to install additional facilities, or to increase the size of facilities, only new incremental production contracts for gathering and transportation services should cover the costs for expansion.

Section 3.

Section 4.

Section 5.

Section 6.

Section 7.

Section 8.

ARTICLE
TERM OF AGREEMENT

This Agreement shall be effective on September 1st, 2002 (the "Effective Date"), and, unless otherwise terminated in accordance with the terms of this Agreement shall remain in effect for a period of ten (10) Years (the "Primary Term"), and thereafter continue in effect from Month to Month, unless terminated by either Party upon written notice to the other Party given thirty (30) Days prior to the end of the Primary Term or any Month thereafter.  All indemnity, confidentiality obligations, and audit rights shall survive the termination or expiration hereof.

Section 9.

ARTICLE
FACILITIES FEES, GATHERING FEE AND PAYMENT

Section 4.1

Gathering and Transportation Fee.  The initial Gathering and Transportation Fee for the Gathering and Transportation Services shall be fifty-eight cents ($0.58) per Mcf of Gas delivered to the Receipt Point by Shipper.  The gathering fee will reduce to fifty-two cents ($0.52) per Mcf of Gas delivered to the Receipt Point by Shipper once Shipper has delivered two BCF.

Section 4.2.  Facilities Fee for Quality Monitoring and Other Facilities.   Fort Union may now or hereafter require that quality monitoring equipment or other facilities be installed at the Receipt Point or on the Connection Facilities, in which event, Shipper agrees to pay it’s pro rata share of Gatherer’s cost of constructing same.  The current estimated cost of H2S monitoring equipment is Sixteen Thousand Five Hundred Dollars ($16,500).   Upon notice that additional equipment is required by Fort Union or Gatherer, Shipper shall pay to Gatherer an amount equal to the then-current estimated cost thereof, failing which, Gatherer may suspend performance hereunder in addition to its other rights and remedies.  If the actual cost is greater than such estimate, then Gatherer will invoice Shipper the difference (such invoice payable within ten days after receipt), and if the actual cost is less than such estimate, Gatherer will refund the excess paid by Shipper.

Section 4.3

Default on Payment.  In the event that Shipper is in default on payment of any amount due hereunder for a period of thirty (30) Days, then upon five (5) Days written notice, Gatherer may at its election suspend Gathering Services and/or terminate this Agreement in addition to its other rights and remedies, unless Shipper pays the amount in default within the aforesaid five-day notice period.  Any termination of this Agreement pursuant to the provisions of this Section 4.3 shall be without waiver of or prejudice to any remedy to which Gatherer may be entitled pursuant to this Agreement.

Section 10.

Section 11.

Section 12.

Section 13.

ARTICLE
NOTICES/INVOICES

Except as may be otherwise provided, any notice, request, demand, statement or bill provided for in this Agreement or any notice which a party may desire to give the other shall be in writing and telecopied (with copy of non-routine notices mailed), sent by recognized overnight courier or mailed by regular mail to the address of the party intended to receive the same, as the case may be, as follows:

GATHERER: Notices: Kevin Norris	SHIPPER: Notices: Tom Williams
621 Seventeenth Street Suite 1450 Denver, CO 80293 Phone: 303-298-7880 Fax: 303-298-7881 Nominations/Confirmations: Same as above Invoices: Same as above Payments: by wire transfer	215 Union Blvd Suite 350 Lakewood, CO 80293 Phone: 303-991-0983 Fax: 303-991-0988 Nominations/Confirmations: Same as above Invoices: Same as above Payments:

Section 14.

ARTICLE VI
GOVERNING LAW

This Agreement shall be interpreted by and construed in accordance with the laws of the state of Colorado, excluding, however, any conflict-of-laws rules and principles which would apply the law of another jurisdiction.

Exhibits A, Band C attached to this Agreement are incorporated into and made a part of this Agreement for all purposes.

GATHERER:

SHIPPER:

TOP GAS GATHERING, LLC

United Energy Trading LLC

By:

By:

Name:

Name:

Title:

Title:

K:\Clients\TOP Gathering\UET\Gathering Agmt.doc

GENERAL TERMS AND CONDITIONS

TO THE

GATHERING SERVICES AGREEMENT

For the purposes of the Agreement, unless the context of the instrument requires otherwise, the following definitions shall be applicable:

SECTION 1.

DEFINITIONS

“Accounting Period” except the initial “Accounting Period”, shall mean a period of one calendar month, commencing at 9:00 a.m. Central Clock Time on the first Days of each Month, and ending at 9:00 a.m. Central Clock Time on the first Days of the succeeding calendar month.  The initial “Accounting Period” shall commence at 9:00 a.m. Central Clock Time on the date of initial deliveries of Gas hereunder, continuing for a period of consecutive calendar Days until 9:00 a.m. Central Clock Time on the first Days of the succeeding calendar month.

"British Thermal Unit" or "Btu" shall mean the amount of heat required to raise the temperature of one pound of water from 59 degrees Fahrenheit to 60 degrees Fahrenheit.

"Central Time" means Central Time as adjusted for daylight savings time.

"Claims" means all claims or actions, threatened or filed and whether groundless, false or fraudulent, that directly or indirectly relate to the subject matters of the indemnity, and the resulting losses, damages, expenses, attorneys' fees and court costs, including injury, death and damage to real and personal property, whether incurred by settlement or otherwise, and whether such are threatened or filed prior to or after the termination hereof.

“Committed Gas” shall mean that volume of gas contractually held to the “TOP” facilities by a gathering and/or transportation agreement.

“Daily Maximum Contracted Throughput Volume” shall mean that daily volume of gas in MMcf, which each producer or shipper in the “TOP” facilities has the contractual right to ship.

"Day" shall mean a 24 hour period of time beginning and ending at 9:00 a.m. Central Time.

"Delivery Point(s)" shall mean the point(s) described in Exhibit B.

"Equivalent Quantities" shall mean the volume of Gas in Mcf delivered hereunder for Shipper's account to the Delivery Point(s) which shall equal the thermal equivalent in MMBtu of the volume of Gas received by Gatherer at the Receipt Point hereunder during a given period of time less lost and unaccounted-for Gas.

“Fort Union” shall mean the Fort Union Gas Gathering, L.L.C.

"Gas" shall mean natural gas in its natural state, produced from wells, including casinghead gas produced with crude oil, natural gas from gas wells, vaporized liquefied natural gas, methane and other gaseous hydrocarbons.

"Gathering Facility or Facilities" shall mean those gathering lines and facilities and appurtenances thereto, cathodic protection equipment and such easements and other rights in land that are to be used by Gatherer or Gatherer's designee or third party gathering service provider in performing the Gathering and Transportation Services.

“Gathering and Transportation (on Fort Union) Fee” shall include those fees associated with the separation, compression and dehydration of the gas and those fees associated with the transportation of gas on the Fort Union pipeline ($0.14 per Mmbtu as per TOP Gatherings agreement with Natural Gas Fuel Company (NGFC) which is subject to the agreement between NGFC and Crestone Energy Ventures).

"Gathering and Transportation Services" shall mean the measuring and gathering services necessary to receive Shipper's Gas at the Receipt Point and deliver Shipper's Equivalent Quantities of Gas to the Delivery Point(s).  These gathering and transportation services include two-phase separation, compression, and dehydration of the gas.  The transportation services are associated with the transportation of gas on the Fort Union Pipeline.

"Mcf" shall mean 1,000 cubic feet of Gas at a pressure of 14.73 p.s.i.a. and at a temperature of 60 degrees Fahrenheit, and MMcf shall mean one thousand (1,000 Mcf).

"MMBtu" shall mean one million British Thermal Units.

"Month" shall mean the period beginning on the first Day of a calendar month and ending on the first Day of the next succeeding calendar month.

"Shipper's Daily Deliverability of Gas" means the Gas that is physically capable of being delivered by Shipper in accordance with applicable law, rule or order to the Receipt Point.

"Psia" shall mean pounds per square inch, absolute.

"Psig" shall mean pounds per square inch, gauge.

"Receipt Point" shall mean the point described in Exhibit A.

"Year" shall mean a period of 365 consecutive Days as defined above; provided however, that any such year which contains a date of February 29 shall consist of 366 consecutive Days.

SECTION 2.

NOMINATION AND SCHEDULING

2.1.

First of the Month Nominations.  Shipper will submit in writing to Gatherer, by facsimile or electronically in the form requested by Gatherer, its total estimated quantities of Gas in Mcf and MMBtu per Day to be delivered to Gatherer at each Receipt Point and redelivered by Gatherer at the Delivery Point(s) under this Agreement by 9:00 A.M. C.T. on the earlier of the date that is five (5) business Days prior to the beginning of the delivery Month or the first business Day prior to the earliest deadline for first-of-the-month nominations of the downstream pipeline(s).

2.2.

Mid-Month Nominations.  Shipper shall submit changes to its first-of-the-month nominations in writing to Gatherer, by facsimile or electronically, no later than 11:00 a.m. C.T., five Days prior to the scheduled Day of flow.  Shipper shall notify Gatherer of daily downstream nomination changes by 11:00 a.m. Central Time on the day prior to the change.

2.3.

Nomination Confirmations.  Upon receipt of Shipper's nomination, Gatherer shall review the nomination and promptly notify Shipper should a discrepancy exist between Shipper's nominated volumes and volumes confirmed by the interconnecting pipeline for Shipper or its market at the Delivery Point(s) by 3:00 p.m. C.T. on the day prior to the flow day.  Gatherer shall notify Shipper in writing, by facsimile or electronically, of volumes scheduled for first-of-the-month nominations or mid-month changes by 2:00 p.m. C.T. on the day prior to the flow day.  Gatherer shall not be obligated to provide service hereunder on any Day that Shipper does not nominate pursuant to current procedures established by Gatherer and/or the downstream pipeline(s) or such alternate procedure to which Gatherer and Shipper mutually agree.

SECTION 3.

CONTRACT BALANCING

3.1.

Shipper’s Obligation to Maintain Balance.  Shipper shall manage daily receipts and deliveries of Gas and, if necessary, make adjustments to maintain a balance of receipts and deliveries.  Shipper shall manage daily receipts and deliveries so that the Imbalance shall be kept as near zero as practicable with a tolerance of + or – 5%.  "Imbalance" shall be defined as the difference between the total MMBTU's of Gas received at the Receipt Point, less fuel and lost and unaccounted for Gas, and the total MMBTU's of Gas allocated to Shipper at the Delivery Point(s).

3.2.

Gatherer’s Right to Minimize Variances and to Balance.  Monthly balancing of Receipt Point volumes and Delivery Point volumes shall be managed by Gatherer so that any Imbalance or tolerance shall be kept as near to zero as practicable with a tolerance of + or – 5%.  Unless agreed to between parties, Gatherer will not be required to receive quantities from Shipper in excess of the quantities Shipper or Shipper's designee will accept at the Delivery Point(s) on a concurrent basis and Gatherer shall not be required to deliver at any Delivery Point(s) quantities in excess of Equivalent Quantities of the Gas received from Shipper at the Receipt Point.

SECTION 4.

OWNERSHIP AND CONTROL

Shipper shall be deemed to be in exclusive control and possession of all Gas until it is delivered to Gatherer at the Receipt Point specified herein, and after it has been delivered to Shipper or for its account at the Delivery Point(s) specified herein.  Gatherer shall be deemed to be in exclusive control and possession of all Gas gathered hereunder after it is received by Gatherer at the Receipt Point and until it is redelivered to Shipper or for its account at the Delivery Point(s).  The party deemed to be in exclusive control and possession of the Gas gathered shall be responsible for and shall indemnify the other party against any injury, damage or claims arising from such control or possession, except with regard to injury or damage caused by or arising out of the sole negligence or willful misconduct of the nonpossessory party.  The parties hereto understand and acknowledge that title to all Gas shall at all times remain with Shipper.

SECTION 5.

PRESSURES

Shipper shall deliver all Gas hereunder at a pressure sufficient to enter the Gathering Facilities, Gatherer agrees to operate the Facilities in such a manner as to keep suction pressure at less than five (5) pounds.

SECTION 6.

GAS MEASUREMENT AND QUALITY

     6.1   The Gas delivered at the Receipt Point shall be commercially free of gum, gum-forming constituents, gasoline, and other solid or liquid matter that may become separated from the Gas during Gathering thereof and shall conform to the following specifications and delivery requirements as the same may be amended or supplemented by Gatherer from time to time:

(a)  Have a total Gross Heating Value of not less than 950 Btu’s per cubic foot;

(b)

Be commercially free of all dust, non-vaporous hydrocarbons liquids, suspended matter, all gums and gum-forming constituents and any other objectionable substances;

(c)

Contain not more than twenty (20) grains of total sulfur, nor more than one-fourth (1/4) grain of hydrogen sulfide per one hundred (100) standard cubic feet;

(d)

Contain not more than four percent (4%) by volume of carbon dioxide (CO2);

(e)

Have no greater than 10 ppm of oxygen;

(f)

Not contain more than six percent (6%) of volume of total inerts;

(g)

Have a temperature of not less than forty (40) degrees Fahrenheit nor greater than one hundred and twenty (120) degrees Fahrenheit;

(h)

Not contain more than five (5) pounds of entrained water vapor per million cubic feet and no free water; and

(i)

Have a hydrocarbon dew point no greater than twenty-five (25) degrees Fahrenheit.

(j)

Meet the specifications for delivery of Gas into the facilities of Fort Union.

a.2

Non Conforming Gas.  Gatherer, at its option, may refuse to accept receipt of any Gas not meeting the quality specifications set out herein.  Thereafter, Shipper shall have the right to conform the Gas to the specifications.  If Shipper does not elect to conform the Gas to said specifications, then Gatherer may accept Gas tendered by Shipper hereunder which does not meet the specifications above, treat same to conform to said specifications and charge Shipper a mutually agreeable fee.  The receipt by Gatherer of Gas which fails to meet any one of the above requirements shall not be held to be a waiver of Gatherer's right to refuse future delivery of such Gas.

6.3

Measurement.  Shipper shall install or cause to be installed, metering facilities at the inlet to Gatherers system.  Measurement of Shippers gas shall be according to the requirements of Bear Paw Energy, the requirements of Fort Union and Gatherer, as amended from time to time.  Shippers allocated volumes will be prorated based upon deliveries into Bear Paw using Shippers metered volumes as the numerator, and the total volumes as measured by TOP at the outlet of it’s compressor facilities as the denominator multiplied by measured deliveries into Bear Paw.  Should TOP volumes be unavailable for any reason the parties agree to use the Bear Paw metered volumes as a substitute.

6.4

Fuel Usage.  Shippers allocated fuel volume will be prorated based upon the measured fuel meter at the TOP compressors, using Shippers metered volumes as the numerator, and the total volumes as measured by TOP at the outlet of it’s compressor facilities as the denominator multiplied by the total fuel measurement.

6.5

Line Loss and Unaccounted Gas. Shippers allocated lost and unaccounted for volume will be prorated based upon the measured fuel meter at the TOP compressors, using Shippers metered volumes as the numerator, and the total volumes as measured by TOP at the outlet of it’s compressor facilities as the denominator multiplied by the amount of lost and unaccounted for volumes.

6.6

Auditing of Fuel Usage, Line Loss and Unaccounted Gas.  Shipper will have the right upon notice to audit the fuel usage, line loss and unaccounted for gas for a period up to 12 months following the month of production.

SECTION 7.

FORCE MAJEURE

Except for Shipper's obligations to make payment due for Gas delivered and gathered hereunder, neither party shall be liable for failure to perform under the terms of this Agreement when such failure is due to "Force Majeure".  Force Majeure shall mean acts of God, severe weather, failure to obtain government approvals, strikes, lockouts, or industrial disputes or disturbances, civil disturbances, arrests and restraints, interruptions by government or court order, present and future valid orders of any regulatory body having proper jurisdiction, acts of the public enemy, wars, riots, insurrections, inability to secure labor or inability to secure materials, including inability to secure materials by reason of allocations promulgated by authorized governmental agencies, epidemics, fires, explosions, breakage or accident to machinery or lines of pipe, freezing of wells or pipelines, inability to obtain easements, right-of-way or other interests in realty, the making of repairs, routine maintenance, replacements or alterations to lines of pipe or plants, capacity or firm transportation arrangements with third parties over which neither Shipper nor Gatherer has control, or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming Force Majeure.  Failure due to the occurrence of a Year 2000 problem relating to computer systems, software or equipment owned, leased or licensed by Gatherer, or a service provider to Gatherer, shall be deemed an event of Force Majeure hereunder.

Events of Force Majeure shall, so far as possible, be remedied with all reasonable dispatch.  The settlement of industrial difficulties shall be within the discretion of the party having the difficulty, and the requirement that Force Majeure be remedied with all reasonable dispatch shall not require the settlement of industrial difficulties by acceding to demands of any opposing party when such course is inadvisable in the discretion of the party having the difficulty.

SECTION 8.

BILLING AND PAYMENT NOTE:

On or before the fifteenth (15th) Day of each calendar month, Gatherer will render to Shipper a statement setting forth, in terms of Mcf's and MMBtu's, the total quantity of Gas received hereunder as measured at the Receipt Point and the Equivalent Quantities of Gas delivered hereunder at the Delivery Point(s) during the immediately preceding Month and the amount payable therefor.  Additionally, such statement shall set forth the cumulative imbalance existing at the end of the current Month.  Shipper agrees to pay Gatherer by wire transfer (according to the instructions set forth in the applicable statement or invoice) the full amount payable according to such statement on or before ten (10) Days following the receipt thereof by Shipper.  In the event such quantities are estimated for any period, corrected statements shall be rendered by Gatherer to Shipper and paid by Shipper or refunded or credited by Gatherer, as the case may be, in each instance in which the actual quantity received or delivered hereunder with respect to a Month shall be determined to be at variance with the estimated quantity theretofore made the basis of billing and payment hereunder.  Shipper shall, if requested by Gatherer at any time during the term of this Agreement, provide Gatherer with such payment securities as may be acceptable to Gatherer.  In the event Shipper fails to promptly provide payment securities acceptable to Gatherer when requested by Gatherer, Gatherer and Shipper agree that Gatherer may suspend its performance hereunder until such time as Shipper furnishes acceptable payment securities to Gatherer.  In addition to all other remedies available to Gatherer, should Shipper fail to pay any amount when the same becomes due, interest shall accrue thereon at a rate equal to the prime rate from time to time in effect and charged by the Citibank, N.A., New York, New York, plus two percent (2%) per annum, (but in no event greater than the maximum rate of interest permitted by law) with adjustments in such rate to be made on the same Day as any change in such prime rate, for any period during which the same shall be overdue, such interest to be paid when the amount past due is paid.  Each party hereto or its representative shall have the right at all reasonable times to examine the books and records of the other party to the extent necessary to verify the accuracy of any statement, charge, computation or demand made under or pursuant to this Agreement.  Any statement shall be final as to all parties unless questioned within two (2) years after payment thereof has been made.

SECTION 9.

ASSIGNMENT

Shipper shall not assign or transfer its rights hereunder without first obtaining Gatherer's written consent.

SECTION 10.

TAXES

Shipper agrees to reimburse Gatherer upon invoice for the full amount of any taxes or charges (of every kind and character except corporate franchise and excess profits taxes and taxes measured by net income) levied, assessed or fixed by any municipal or governmental authority against Gatherer or its business in connection with or attributable to the volumes, value or gross receipts from the gathering of the Gas received from Shipper hereunder or against such Gas itself or the act, right or privilege of ownership, production, severance, handling, transmission, compression, treating, distribution, sale, delivery or redelivery of such Gas, whether such tax or charge is based upon the volume, value or gross receipts from the gathering of such Gas or upon some other basis.

SECTION 11.

RIGHTS OF WAY

Shipper hereby grants to Gatherer, insofar as Shipper has the right to do so, all requisite easements and rights-of-way over and across the premises covered hereby, with full right of ingress and egress, for the purpose of carrying out the duties and terms of this Agreement and Gatherer's obligations thereunder. To the extent Shipper's leases or other agreements permit, Shipper hereby grants to Gatherer the right to lay and maintain pipelines and to install any necessary equipment on said lease and shall have the right to free entry for any purpose incidental to the performance of its obligations hereunder. All pipelines, meters and other equipment placed by Gatherer on said lands shall remain the property of Gatherer and may be removed by Gatherer at any time.

SECTION 12.

MISCELLANEOUS

12.1

This Agreement contains the entire agreement between the Parties hereto on the date hereof, respecting the subject matter hereof, and there are no prior or contemporaneous agreements or representations affecting such subject matter other than those herein expressed.

12.2

It is further agreed that no modification or change herein shall be enforceable unless reduced to writing and executed by both Parties.

12.3

No waiver by either Party hereto of any one or more defaults by the other in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults whether of a like kind or different nature.

12.4

There is no third party beneficiary to this Agreement and the provisions of this Agreement shall not impart rights enforceable by any person, firm or organization not a party or not bound as a party, or not a successor or assignee of a party bound to this Agreement.

12.5

IN NO EVENT SHALL GATHERER BE LIABLE TO SHIPPER OR SHIPPER BE LIABLE TO GATHERER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER, INCLUDING WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES, COST OF CAPITAL, CANCELLATION OF PERMITS, UNABSORBED GATHERING OR STORAGE CHARGES, TERMINATION OF CONTRACTS, TORT OR CONTRACT CLAIMS OTHER THAN CONTRACT CLAIMS ARISING OUT OF THIS AGREEMENT, LOST PRODUCTION OR ANY OTHER FORM OF CONSEQUENTIAL DAMAGE SUFFERED BY SHIPPER OR GATHERER, AND IRRESPECTIVE OF WHETHER CLAIMS FOR SUCH DAMAGES ARE BASED UPON CONTRACT, WARRANTY, GROSS NEGLIGENCE, STRICT LIABILITY OR OTHERWISE.

12.6

The provisions of this Agreement are severable, and if any portion of this Agreement is deemed legally invalid or unenforceable, the remainder of this Agreement shall survive and remain in full force and effect.

12.7

Each Party shall not disclose the terms hereof to a third party (other than the party's and its affiliates' employees, lenders, counsel, accountants or prospective purchasers of any rights under any transactions who have agreed to keep such terms confidential) except in order to comply with any applicable law, order, regulation or exchange rule; provided, each party shall notify the other party of any proceeding of which it is aware which may result in disclosure and use reasonable efforts to prevent or limit the disclosure.  The parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation.

12.8

 Any claim, demand, cause of action, dispute or controversy exclusively between the parties relating to the subject matter of this Agreement, whether sounding in contract, tort or otherwise, at law or in equity, for damages or other relief (“Dispute”) shall be resolved by binding arbitration if senior management of each of the Parties cannot resolve the Dispute within ten (10) days of a notice of arbitration (“Notice”) being served by one party upon the other.  Within twenty (20) days following service of the Notice (if the Dispute remains unresolved by senior management), the parties shall either agree upon a single arbitrator, or if they have not done so, each party shall select one arbitrator, who shall together select a third.  The third or the single arbitrator shall have more than 8 years professional experience in the natural gas gathering industry, be neutral, and have not worked for a party or affiliate.  The arbitration shall be conducted according to the rules of the Federal Arbitration Act, and to the extent an issue is not addressed thereby, by the Commercial Arbitration Rules of the American Arbitration Association.  The arbitration shall be conducted in Denver, Colorado.  Each party shall be entitled to a reasonable amount of prehearing discovery as allowed by the arbitrator(s), provided the discovery period shall not exceed thirty (30) days; the parties and the arbitrators shall endeavor to hold the arbitration hearing within thirty (30) days thereafter and to render the decision within ten (10) days following the hearing.  Each party shall bear its own costs of arbitration.  Interpretation of this agreement to arbitrate and procedures shall be decided by the arbitrators, provided the award shall be consistent with this Agreement.  The arbitration and the award shall be final, binding and confidential.

12.9

In the event the Federal Energy Regulatory Commission or any successor or other federal or state governmental agency exercises jurisdiction over the services or rates provided for under this Agreement, then Gatherer, at its election, shall have the right to terminate this Agreement upon thirty (30) Days advance written notice to Shipper.

EXHIBIT A

TO THE

GATHERING SERVICES AGREEMENT

RECEIPT POINT

EXHIBIT B

TO THE

GATHERING SERVICES AGREEMENT

DELIVERY POINT(S)

At the terminus of the Fort Union Gathering Header located in Campbell and Converse Counties, Wyoming, as follows:

1.

Wyoming Interstate Company, Ltd. - Medicine Bow Meter Station

2.

Colorado Interstate Gas Company- North Platte River Station

3.

Kinder Morgan. - KNI Interconnect Station

1